Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 4, 1994 appearing in JeffBanks, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such prospectus.


/s/PRICE WATERHOUSE LLP

Price Waterhouse LLP
Philadelphia, PA
December 12, 1996